EXHIBIT NO. 10.2

November 28, 2000

Shawn Harrington
President
Gerber Coburn Optical
55 Gerber Road
South Windsor, CT 06074

Dear Shawn:

Attached is a description of the Gerber Coburn Retention Bonus for which you are eligible. Please review it, sign it, and return the original agreement to Becket McNab.

Best Regards,

GERBER COBURN RETENTION BONUS

Introduction

In August it was announced that the sole shareholder of Gerber Coburn Optical Inc., Gerber Scientific, Inc., was investigating "strategic alternatives" for its optical subsidiary. One of those alternatives could be the sale of the optical business to an unrelated third party. In order to retain key employees through this period of uncertainty, Gerber Coburn has introduced a special one-time financial benefit to certain designated employees. This benefit is an incentive for those employees to continue their employment with Gerber Coburn through a possible sale of the company and for a period of six (6) months thereafter. This Retention Bonus Program is described below. For purposes of this description, words in bold italic are defined terms. Definitions are as set forth below or on the attached sheet.

Summary

The Retention Bonus, as set forth below, will be paid to the designated employees six (6) months following the Closing of a Qualifying Transaction provided that the Closing occurs prior to April 30, 2001 and further provided that the designated employee remains as an employee of Gerber Coburn, or its successor, on the date when the Retention Bonus payment is due.

Terms of Plan

How much is the Retention Bonus?
The Retention Bonus is fifty percent (50%) of your annual base salary on the date of Closing of a Qualifying Transaction plus 1.3509% of your annual base salary on the date of Closing for every million dollars (rounded to the nearest million using accepted arithmetic principles) by which the Transaction Value exceeds fifty million dollars ($50,000,000). In the event the Transaction Value is less than fifty million dollars ($50,000,000), the minimum Retention Bonus shall be fifty percent (50%) of your base salary on the date of Closing.

All payments of Retention Bonus are less applicable withholding taxes.

Example: If the Transaction Value is sixty-five million dollars ($65,000,000) and the designated executive's base salary at the date of Closing is one hundred thousand dollars ($100,000) per annum, the designated executive would receive as a Retention Bonus:

$65 Million Transaction Value less $50 Million equals $15 Million.

15 multiplied by 1.3509% equals 20.2635%

20.2635% plus 50% equals 70.2635%

70.2635% multiplied by $100,000 equals $70,264 (Retention Bonus for this example)

When will the Retention Bonus be paid?
With the next regularly due paycheck following the Retention Bonus Date which is the last day of the twenty sixth (26th) week following the Closing provided the Closing occurs on or before April 30, 2001.

What if I voluntarily resign my employment or retire prior to the Retention Bonus Date?
You will not be eligible to receive all or any portion of the Retention Bonus if you resign your employment or retire prior to the Retention Bonus Date.

What if the Company terminates my employment before the Retention Bonus Date?
If the Company terminates your employment for Cause, you will not be entitled to receive all or any portion of the Retention Bonus. If your employment is terminated for other than Cause, you will, with the next regularly due paycheck following the Retention Bonus Date, be entitled to receive the full amount of your Retention Bonus provided that there has been a Closing of a Qualifying Transaction on or before April 30, 2001.

Will I receive credit for purposes of determining my pension or my 401(k) contribution for the amounts I may receive as a Retention Bonus?
No, any payments of Retention Bonus are considered special one-time payments that will not be considered for pension or 401(k) computations.

What if become disabled prior to the Retention Bonus Date?
Provided you would otherwise qualify to receive a Retention Bonus except for a period of disability, and that you otherwise qualify as disabled under the terms of the Company's disability benefit plans, you will be eligible to receive the Retention Bonus which you would have otherwise been entitled to receive.

What if I die prior to the Retention Bonus Date?
Provided you would otherwise qualify to receive a Retention Bonus except for your death, the Retention Bonus will be paid to your estate within seven (7) days of the Retention Bonus Date.

What if there is no Closing prior to April 30, 2001?
The Retention Bonus will not be payable if there is no Closing prior to April 30, 2001. However, in the event that there is no Closing prior to April 30, 2001 and Gerber Scientific, Inc. continues its announced plans to study "strategic alternatives" for Gerber Coburn, it is the intention of Gerber Coburn management to recommend that this Retention Bonus Plan be continued with revised dates of eligibility and payment date(s) or another Retention Bonus arrangement with differing terms be adopted in its place. The above is an expression of future intention which would require further approvals and, accordingly any such revisions to this Retention Bonus Plan or the adoption of another Retention Bonus arrangement cannot be guaranteed or relied upon.

May I talk to other Gerber Coburn employees about this retention plan?
This plan is absolutely confidential and should be discussed only with your spouse or professional advisors. Very few Gerber Coburn employees have been selected for eligibility in this Retention Bonus arrangement. Your value to Gerber Coburn's operations and future business endeavors are being recognized by this program and it is essential that you exercise good judgment and refrain from discussing it with others. Your full cooperation in this regard is expected.

Can the terms of this Retention Bonus be revoked?
This Retention Bonus arrangement is fully approved by all necessary corporate authorities and will remain applicable with respect to Qualifying Transactions where there is a Closing prior to April 30, 2001.

Other Terms

Eligibility for a Retention Bonus shall not be interpreted or construed as a contract of employment for any fixed period of time. All Gerber Coburn employees, whether or not eligible for Retention Bonus, are and continue to be "at will" employees in accordance with the Company's existing policies.

The Retention Bonus Program is a contingent benefit offered to certain designated employees of Gerber Coburn Optical, Inc. Nothing herein shall be interpreted or construed as placing any requirements or obligations of any kind or sort on Gerber Coburn Optical, Inc. or its parent company, Gerber Scientific, Inc. with respect to the negotiation or terms of any Qualifying Transaction or any other matter regarding the operation of the businesses of those parties. Both Gerber Coburn Optical, Inc. and Gerber Scientific, Inc. specifically reserve the right to abandon, postpone or amend any of its current or future plans with respect to any transaction or other action including, without limitation, any Qualifying Transaction as defined herein.

Definitions

In addition to the definitions that are specified in the Retention Bonus Program documentation, the following terms have the definitions ascribed to them below:

Cause shall mean (a) the willful and continued failure by you to substantially perform your duties with the Gerber Coburn Optical, Inc. (other than any such failure from your incapacity due to physical or mental illness) or (b) the willful engaging by you in conduct which is materially injurious to the Gerber Coburn Optical, Inc. or its parent company Gerber Scientific, Inc., monetarily or otherwise.

Closing shall mean such time as title to any shares or assets of Gerber Coburn are delivered to an unrelated third party for consideration. In the event that title(s) to such shares or assets are delivered at different times, the Closing shall be deemed to have occurred on the last delivery date and not before.

Qualifying Transaction shall mean the occurrence of any one or more of the following events:

Gerber Coburn Optical, Inc. shall merge or consolidate with or into another corporation or entity or enter into a share exchange between Gerber Scientific, Inc. and/or Gerber Coburn Optical, Inc. and another individual, corporation or other entity and as a result of such merger, consolidation or share exchange less than fifty percent (50%) of the outstanding voting securities of the surviving or resulting corporation or entity shall then be owned in the aggregate by Gerber Scientific, Inc. and/or another subsidiary of Gerber Scientific, Inc. which is majority owned by Gerber Scientific, Inc; or,

Gerber Coburn Optical, Inc. shall sell, lease, exchange or otherwise dispose of all or substantially all of its property and assets in one transaction or a series of related transactions to one or more individuals, corporations or other entities that are not Gerber Scientific, Inc. or any subsidiary which is majority owned or controlled by Gerber Scientific, Inc.

If consummation of any of the above transactions is subject to the consent of any government or governmental agency, such consent by the government or governmental agency must be obtained either explicitly or implicitly.

Transaction Value shall mean the gross amount recognized for accounting purposes from a Qualifying Transaction by Gerber Coburn Optical, Inc. or Gerber Scientific, Inc. (as applicable) under generally accepted accounting principles and before any Retention Bonus accrual. Generally accepted accounting principles shall be interpreted or determined by the Chief Financial Officer of Gerber Scientific, Inc. whose determination of Transaction Value shall be conclusive for all purposes under this Retention Bonus Plan.

Acceptance

If this explanation of the Gerber Coburn Retention Bonus sets forth our agreement on the subject matter hereof, kindly sign and return the original to Human Resources (GS, Inc.) and make a copy for your records and for GC Human Resources. When executed and returned, this explanation shall constitute the entire agreement on this subject between you and the company.

Sincerely,

Gerber Coburn Optical, Inc.

By:_____________________________________

     Michael J. Cheshire
     Chairman & CEO, GS, Inc.

Agreed to this ____ day of __________, 2000

By:_____________________________________

      Signature

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            First Name         M.I.            Last Name

____________________________________

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            Mailing Address